CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 5 to Registration Statement No. 333-1 46552 on Form N-1 A of our report dated December 30, 2013, relating to the financial statements and financial highlights of Miller Convertible Fund appearing in the Annual Report on Form N-CSR of Miller Convertible Fund for the year ended October 31, 2013, and to the references to us under the headings "Financial  Highlights" in the Prospectus and "Independent Registered Public Accounting Firm'' in the Statement of Additional Information, which are part of such Registration Statement.

Chicago, Illinois

January 31, 2014